EXHIBIT 15.1

August 9, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2004, except for Note 2 as to which the date is August 6, 2004, on our review of interim financial information of Cabot Oil & Gas Corporation (the “Company”) for the three month periods ended March 31, 2004 and March 31, 2003 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Forms S-8 dated June 23, 1990, November 1, 1993, May 20, 1994, May 23, 2000 and July 11, 2002, and on Forms S-3 dated July 27, 1999 and August 24, 2001.

Very truly yours,

/s/ PricewaterhouseCoopers LLP